Exhibit 5.1

December 29, 2020

Pro Music Rights, Inc.

3811 Airport-Pulling Road Office 203

Naples, FL 34105

Dear Sirs:

We have acted as special counsel to Pro Music Rights, Inc., a Delaware corporation (the “Company”), in connection with limited matters relating to the Company’s submission to the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, relating to the offering for resale by certain stockholders of up to 910,000,000 shares of the Company’s Class A common stock, par value $0.001 per share (collectively, the “Shares”).

In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions and minutes of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Delaware.

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm in the prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

Very Truly Yours,

/s/ GORA LLC
GORA LLC

Gora LLC | 2 Corporate Dr., Suite 210 | Trumbull, CT | 06611 | 203-424-8021 | Rich@GoraLaw.com | www.GoraLaw.com